UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 4, 2005

Lodgian, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14537	52-2093696
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3445 Peachtree Road, NE, Suite 700, Atlanta, Georgia		30326
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	404-364-9400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

During the Lodgian, Inc. earnings call for the quarter ended June 30, 2005, which is scheduled to take place at 11:00 a.m. on August 4, 2005, W. Thomas Parrington, the Company’s Chief Executive Officer, is expected to discuss certain financial information regarding a subset of the Company’s hotel portfolio. The subset is compromised of 59 hotels. These 59 hotels are the hotels classified by the Company as Continuing Operations hotels, which exclude the hotels held for sale. This subset also excludes the two Florida hotels that are closed due to hurricane damage, two Kansas hotels that will be sold or surrendered to the lender and 12 hotels that are currently under renovation or have had a franchise change in 2005.

These 59 hotels performed as follows during the second quarter 2005:

RevPar was up 10.1%.

Total revenues were up 9.5%.

Gross contribution was up 8.1% but our margin was down 81 basis points.

Net Operating Income generated by these hotels was up 5.7% but our margin was down 94 basis points.

Our food and beverage margin dropped on lower restaurant sales, increased workers’ compensation costs, increased group medical expenses and higher operating expenses.

Our rooms margin dropped 50 basis points due to increased brands standards, workers’ compensation costs and group medical expenses.

Repairs and maintenance, utilities, real estate taxes, and insurance were all in line with last year as a percent of revenues.

Franchise related expenses, which are driven by room revenues, were up 16 basis points primarily due to room revenues being a greater percentage of total revenues.

Advertising and promotion expenses were up 13 basis points as part of our plan to drive additional revenues.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lodgian, Inc.

August 4, 2005	By:	Daniel E. Ellis

Name: Daniel E. Ellis
Title: Senior Vice President, General Counsel & Secretary